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                                Network Six, Inc.
                           Current Report on Form 8-K
                               Dated May 18, 1998

                                  Exhibit Index


Exhibit
  No.                                Exhibits
-------                              --------
99                        Press Release dated May 18, 1998


                                                                      EXHIBIT 99


              NETWORK SIX SELECTED FOR
              MAINE SUPPORT CONTRACT

                                            Kenneth C. Kirsch, President and CEO
                                                                              Or
                                           Dorothy M. Cipolla, CFO and Treasurer
                                                                    May 18, 1998

Network Six, Inc. of Warwick, Rhode Island announced that the State of Maine, Department of Human Services, has selected Network Six to negotiate a contract to support their automated child welfare system known as MACWIS for an additional year. The approximate value of the one-year contract is $1.8 million. Maine has the option to contract with Network Six for up to two additional years of support. The award is subject to federal and state approval.

In early 1996, Network Six began development of the MACWIS system for the State of Maine. MACWIS automates many of the functions currently performed manually by caseworkers. The system, a state-of-the art-client server system utilizing an Oracle database and PowerBuilder as the development tool, is currently deployed and operational statewide. Maine recently signed a three-month support contract with Network Six while evaluating competitive bids for longer-term support.

"We are very pleased to have been selected by the State of Maine for this work," said Kenneth C. Kirsch, President and CEO of Network Six. "We will utilize many of the same people who developed and implemented the MACWIS system to support it," Kirsch added.

                      * * * * * * * * * * * * * * * * * * * * * * * * *

Network Six is a systems integrator for state health and human service agencies, providing information technology that enables states to become more efficient and effective. Network Six's systems encompass Temporary Assistance to Needy Families (TANF), Health Care, Child Welfare, Child Support Enforcement, Child Care, JOBS, and Medicaid Eligibility programs. Network Six also provides network and information technology services to the public and private sector. Network Six's stock is traded on the NASDAQ National Market under the symbol NWSS. Its website is http://www.networksix.com.


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